Imperial Oil Limited 237 – 4th Avenue S.W. Calgary, AB T2P 0H6	News Release
Mackenzie Gas Project proponents ready to proceed to public hearings
Calgary, November 23, 2005 — Imperial Oil, on behalf of the Mackenzie Gas Project proponents, today advised the National Energy Board that, given recent progress in a number of key areas, the proponents are now ready to proceed to public hearings on the proposed project, with the expectation that recently negotiated benefits and access agreement terms with northern Aboriginal groups will be fully ratified and executed in December 2005.
“Sufficient progress has been made in all key areas — namely clarity of the regulatory process, the negotiation of benefits and access agreements with northern aboriginal groups, and fiscal framework discussions with governments — for us to proceed to public hearings,” said Randy Broiles, senior vice-president, Imperial Oil Limited. “The letter of November 18 from the deputy-Prime Minister provides us with sufficient confidence that outstanding matters will be addressed. We are pleased with the commitment and support from governments and from Aboriginal communities and leaders in the North, and we look forward to finalizing these agreements. In addition, benefits and access agreement negotiations for the Deh Cho territory continue.
“This is a positive decision for the project in that it helps set in motion the next phase of the regulatory process — a full, open discussion and review of the application and the proposed project by the National Energy Board and the Joint Review Panel,” said Broiles. “But this is not a decision to build the pipeline. A final decision to proceed with construction can only be made after obtaining the necessary regulatory approvals and assessing any conditions attached to those approvals. A decision to proceed will also be dependent on a number of other factors, such as final terms of benefits and access agreements, final terms of agreement on fiscal matters, natural gas markets, project costs, and level of shipping commitments.”
The Mackenzie Gas Project is being proposed by Imperial, ConocoPhillips Canada, Shell Canada, ExxonMobil Canada and the Aboriginal Pipeline Group (APG). The APG was formed in 2000 to enable ownership interest of the Aboriginal peoples of the Northwest Territories in the proposed Mackenzie Valley natural-gas pipeline, contributing to a sustainable economic future for the people of Canada’s north. TransCanada PipeLines Limited is helping to facilitate and finance the APG’s ownership, in addition to other support, in the current phase of project development.

FOR MORE INFORMATION, CONTACT:
Pius Rolheiser — Public Affairs
Imperial Oil Limited
(403) 237-2710